Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Record Fourth Quarter and Fiscal Year 2011 Sales & Bookings Results

Hampton, VA, May 3, 2011 – Measurement Specialties, Inc. (NASDAQ: MEAS), a global designer and manufacturer of sensors and sensor-based systems, announces bookings and sales results for the fourth quarter and fiscal year 2011.

The Company announced today bookings and unaudited net sales for the fourth quarter of fiscal year 2011 of approximately $81.8 million and $76.8 million, respectively.  Fourth quarter unaudited net sales increased $17.0 million or 28% for the three months ended March 31, 2011, as compared to the corresponding period last year.  Organic sales, defined as net sales excluding sales attributed to the Pressure Systems Inc. (“PSI”) acquisition of $4.4 million, increased $12.6 million to $72.4 million or 21%.

Fiscal 2011 unaudited net sales increased $69.9 million or 34% to $274.8 million for the fiscal year ended March 31, 2011, as compared to the corresponding period last year.  Excluding sales attributed to the PSI acquisition of $11.6 million, organic sales increased $58.2 million or 28%.

Frank Guidone, Company CEO commented, “We had a great quarter, both in terms of sales and bookings. We started the quarter a little slow, in part due to the Chinese New Year holiday in February, but had a terrific March to finish the year strong. Given a large portion of FY11-Q4 bookings were in March, some of the Q4 bookings will not ship until FY12-Q2.  Further, we are starting to see some impact with certain auto OEMs as a result of the crisis in Japan, resulting in push-out of orders as slower production rates trickle through the supply chain.  Accordingly, despite the strong Q4 bookings, we are forecasting FY12-Q1 sales to be flat with Q4, with quarterly growth resuming in the second quarter. We are coming off a record year in terms of sales and ending backlog and remain enthusiastic about our FY12 outlook.”

Bookings are orders the Company has accepted from customers and are supported by purchase orders.  Please note that these figures are preliminary and unaudited.

Please visit the Investor Relations section of the Company’s website at http://www.meas-spec.com to view the latest investor presentation.

About Measurement Specialties:  Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics.  MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  as “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", " believe", "future prospects", or similar expressions.  Factors that might cause actual results to differ materially from the expected results described in or underlying our forward-looking statements include: Conditions in the general economy, including risks associated with the current financial crisis and worldwide economic conditions and reduced demand for products that incorporate our products; Competitive factors, such as price pressures and the potential emergence of rival technologies; Compliance with export control laws and regulations; Fluctuations in foreign currency exchange and interest rates; Interruptions of suppliers’ operations or the refusal of our suppliers to provide us with component materials, particularly in light of the current economic conditions and potential for suppliers to fail; Timely development, market acceptance and warranty performance of new products; Changes in product mix, costs and yields; Uncertainties related to doing business in Europe and China; Legislative initiatives, including tax legislation and other changes in the Company’s tax position; Legal proceedings; Compliance with debt covenants, including events beyond our control; Conditions in the credit markets, including our ability to raise additional funds or refinance our existing credit facility; Adverse developments in the automotive industry and other markets served by us; and risk factors listed from time to time in the reports we file with the SEC.   The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this release.

Company Contact:  Mark Thomson, CFO, (757) 766-4224

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com